CONFIRMING STATEMENT

         This statement confirms that the undersigned, HARRY VINSON, has authorized and designated TIMOTHY DAVIS to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Cenveo, Inc. The authority of TIMOTHY DAVIS under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Cenveo, Inc., unless earlier revoked in writing. The undersigned acknowledges that TIMOTHY DAVIS is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated:  January 11, 2006

                                           /s/ Harry Vinson
                                           ------------------------------------
                                           Harry Vinson